Contact:	Clarkston Financial Corp. - J. Grant Smith, CEO, 248 922-6945 Marcotte Financial Relations - Mike Marcotte, 248 656-3873

Clarkston Financial Corporation Announces Senior Management Appointments at Clarkston Financial Corporation and Clarkston State Bank	For Immediate Release

CLARKSTON, Mich., Jan.10, 2008 — Clarkston Financial Corporation (OTCBB: CKSB), the holding company for Clarkston State Bank and Huron Valley State Bank, today appointed J. Grant Smith to the post of President and Chief Executive Officer of Clarkston State Bank and Chief Executive Officer of Clarkston Financial Corporation.

In addition, Dawn M. Horner was named Executive Vice President of Retail Banking at Clarkston State Bank.

Edwin L. Adler, Board Chairman of the holding company and a founder of the Bank, announced the appointments.

Mr. Smith previously held the post of President and Chief Operating Officer of Clarkston Financial Corp. Ms. Horner served as the Bank’s President and Chief Executive Officer.

“Grant Smith showed executive, leadership and business skills over the past two years as the Bank addressed loan and credit-quality issues,” Mr. Adler said. “The addition of the new titles both recognizes his contributions to the Bank and empowers him to move the Bank and the Corporation forward. At the same time, the Board recognized that we needed additional executive focus on our current and planned branches and on building the Clarkston State Bank brand. Hence, Dawn Horner’s dedicated focus on retail banking, for which she has an admirable track record.”

Mr. Smith joined Clarkston State Bank in 2001 from New Century Bancorp where he was Executive Vice President and Chief Financial Officer. Prior to that post, he was Treasurer and interim CFO at Sterling Bancorp. He also has public accounting and corporate-finance experience, having served as a senior associate with PriceWaterhouseCoopers, LLP; and regulatory experience with the U.S. Department of Treasury, Office of Thrift Supervision, where he was a Federal Thrift Examiner. He holds an MS degree in Finance and BBA degree from Walsh College of Accountancy and Business Administration and is a member of the Financial Managers Society and Financial Executives International.

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Clarkston Financial Corp.
Senior Management Appointments

Clarkston State Bank opened in January 1999 and operates four branches in Clarkston, Waterford, and Independence Township. Huron Valley State Bank opened in August 2005. Clarkston Financial Corporation owns 55% of the 820,000 common shares outstanding, with Milford-area investors owning the balance.

Safe Harbor. This news release contains comments or information that constitute forward-looking statements within the context of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that may cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior and their ability to repay loans; changes in the national and local economy; and other factors included in the Corporation’s filings with the Securities and Exchange Commission, available free online via EDGAR at SEC.GOV. The Corporation assumes no responsibility to update forward-looking statements.

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